EXHIBIT 11.1

Nitar Tech Corp. And Subsidiary


CALCULATION OF EARNINGS PER SHARE


NITAR TECH CORP. AND SUBSIDIARIES


                                                  QUARTER ENDED OCTOBER 31,
                                                   2005               2004
                                                -------------   ---------------
Basic & Diluted Earnings per Share

Net Income (Loss)                                 $ (36,569)           $38,811
                                                =============    ==============

Weighted average common shares outstanding        11,051,118        10,522,366
                                                =============    ==============

Income (Loss) per common share                     $    0.00         $   0.00
                                                   =========         ========


                                                     YEAR ENDED JULY 31,
                                                     2005             2004
                                                ------------- --------------
Basic & Diluted Earnings per Share

Net Income (Loss)                                $ (105,790)        $38,811
                                                ============= ==============

Weighted average common shares outstanding        10,633,464      7,096,805
                                                ============= ==============

Income (Loss) per common share                   $    (0.01)      $   0.01
                                                  ===========      ========